Exhibit 99.1

Koil Energy Solutions, Inc. Announces Third Quarter 2024 Results

Third Quarter Highlights

•	Revenues of $5.2 million increased 27% year-over-year
•	Gross profit of $2.1 million increased 50% year-over-year
•	Net income of $523 thousand increased $666 thousand year-over-year
•	Adjusted EBITDA of $675 thousand increased $658 thousand year-over-year

Houston, TX – November 4, 2024 – Koil Energy Solutions, Inc. (OTCQB: KLNG) (“KOIL”, or the “Company”), a specialist in deepwater production and distribution equipment and services, today reported results for the three and nine months ended September 30, 2024.

KOIL at a Glance:

Share Price†:	$1.75	Cash*:	$3.1M
52-Week Range†:	$0.42 - $1.98	Book Value*:	$7.9M
Shares Out.†:	12.2M	Price / Book Value:	2.7x
Market Cap†:	$21.3M	TTM Revenue:	$20.8M
*As of 09/30/24; †As of 11/01/24

“We delivered another quarter of robust performance, highlighted by year-over-year growth,” said Erik Wiik, President and CEO of KOIL. “Compared to the third quarter of last year, revenue grew 27%, gross margin increased to 40%, and adjusted EBITDA improved from a loss to a margin of 13%, all driven by our proactive growth strategy. These efforts have produced an earnings per share of $0.17, year-to-date.

“Our clients consistently provide positive feedback on our team’s performance, and we remain dedicated to maintaining this sentiment. I want to extend my heartfelt thanks to our employees, because we would not be able to achieve these results without their unwavering commitment to delivering exceptional quality while we continue to grow this remarkable company. Let me also offer my thanks to our shareholders, for their continued interest in the great investment opportunity that is KOIL Energy.”

Operating Results

KOIL’s revenues for the three months ended September 30, 2024 (“Q3 2024”) increased 27 percent to $5.2 million compared to $4.1 million for the three months ended September 30, 2023 (“Q3 2023”), primarily due to an increase in fixed price contracts for the manufacture of subsea distribution equipment.

Gross profit for Q3 2024 was $2.1 million, or 40 percent of revenues, compared to Q3 2023 gross profit of $1.4 million, or 33 percent of revenues. The comparative increase in Q3 2024 gross profit was primarily driven by increased revenues and improved project margins.

Selling, general and administrative expenses (“SG&A”) were $1.6 million, or 30 percent of revenues, in Q3 2024 and remained steady when compared to Q3 2023.

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Due to the factors discussed above, KOIL reported Q3 2024 net income of $523 thousand, or $0.04 per diluted share, compared to a Q3 2023 net loss of $143 thousand, or a $0.01 loss per diluted share. Per share results for Q3 2024 and Q3 2023 are based on 12.41 million and 11.89 million weighted average shares outstanding, respectively.

KOIL reported adjusted EBITDA of $675 thousand in Q3 2024 compared to adjusted EBITDA of $17 thousand in Q3 2023. The comparative increase in adjusted EBITDA for Q3 2024 was primarily driven by growth in revenues and gross profit stemming from an increase in product-oriented, fixed-price projects in Q3 2024 as compared to Q3 2023.

Financial Position

At September 30, 2024, working capital totaled $4.9 million, which includes cash of $3.1 million and net receivables of $5.3 million. This is compared to $2.6 million of working capital at December 31, 2023, which includes cash of $2.0 million and receivables of $4.2 million. Shareholders’ equity totaled $7.9 million, or approximately $0.65 per common share, at September 30, 2024, compared to $5.6 million, or approximately $0.47 per common share, at the beginning of the year. The Company maintains access to a factoring arrangement with Amegy Bank Business Credit and at September 30, 2024, had no factored invoices outstanding with Amegy.

Conference Call Details

Call Dial-in:	1-833-630-1956 for domestic callers
1-412-317-1837 for international callers
Webcast/Replay URL:	https://edge.media-server.com/mmc/p/kzxfna26

The earnings release and a replay of the conference call will be available on the Company’s website, www.koilenergy.com, under the “Investors” section. An investor presentation will also be posted on our webpage following this press release.

About KOIL (www.koilenergy.com)

KOIL is a leading energy services company offering subsea equipment and support services to the world’s energy and offshore industries. We provide innovative solutions to complex customer challenges presented between the production facility and the energy source. Our core services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, and related services. Additionally, KOIL’s experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations:

Trevor Ashurst

ir@koilenergy.com

281-862-2201

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KOIL ENERGY SOLUTIONS, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2024	2023	2024	2023
Revenues	$5,223	$4,107	$16,793	$11,338
Cost of sales	3,159	2,733	10,449	7,174
Selling, general and administrative	1,586	1,582	4,316	4,887
Operating income (loss)	478	(208)	2,028	(723)
Total other (income) expense	(47)	(68)	(62)	(58)
Income (loss) before income tax expense	525	(140)	2,090	(665)
Income tax expense	2	3	7	8
Net income (loss)	$523	$(143)	$2,083	$(673)
Net income (loss) per share, basic	$0.04	$(0.01)	$0.17	$(0.06)
Weighted-average shares outstanding, basic	12,199	11,888	12,235	11,888

Comparative Condensed Consolidated Balance Sheets

	September 30,	December 31,
(In thousands)	2024	2023
Assets:
Cash	$3,120	$2,030
Other current assets	6,720	5,819
PP&E, net	2,699	2,968
Other non-current assets	6,047	6,245
Total assets	$18,586	$17,062

Liabilities:
Current liabilities	$4,945	$5,284
Other long-term liabilities	5,751	6,160
Total liabilities	10,696	11,444
Stockholders' equity	7,890	5,618
Total liabilities and stockholders' equity	$18,586	$17,062

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KOIL ENERGY SOLUTIONS, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2024	2023	2024	2023
Net income (loss)	$523	$(143)	$2,083	$(673)
Deduct: Interest income, net	(17)	(7)	(30)	(3)
Add: Income tax expense	2	3	7	8
Add: Depreciation and amortization	144	155	437	461
Add: Share-based compensation	23	9	76	49
Add (Deduct): Loss (gain) on sale of asset	–	–	3	(2)
Add: Relocation costs	–	–	–	9

Adjusted EBITDA	$675	$17	$2,576	$(151)

Cash Flow Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2024	2023	2024	2023
Cash provided by (used in):
Operating activities	$1,927	$(971)	$1,171	$(733)
Investing activities	(65)	(148)	(127)	(228)
Financing activities	(201)	(96)	46	(260)
Change in cash	$1,661	$(1,215)	$1,090	$(1,221)

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